As filed with the Securities and Exchange Commission on May 8, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERIGAS PARTNERS, L.P.

AMERIGAS FINANCE CORP.

(Exact name of each registrant as specified in its charter)

DELAWARE	23-2787918
DELAWARE	23-2800532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

460 North Gulph Road

King of Prussia, PA 19406

(610) 337-7000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Robert H. Knauss, Esq.

Vice President and General Counsel

AmeriGas Propane, Inc.

460 North Gulph Road

King of Prussia, PA 19406

(610) 337-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copy to:

Linda L. Griggs, Esq.

Gail A. Pierce, Esq.

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 739-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed maximum offering price per Unit/ Proposed maximum aggregate offering price/ Amount of registration fee
Senior Debt Securities	$0(1)

(1)	This registration statement registers an unspecified amount of debt securities that the registrants may offer from time to time at indeterminate prices. In accordance with 457(r), the registrants are deferring payment of the registration fee pursuant to Rule 456(b) and will use the “pay-as-you-go” approach.

PROSPECTUS

AMERIGAS PARTNERS, L.P.

AMERIGAS FINANCE CORP.

SENIOR DEBT SECURITIES

Senior debt securities of AmeriGas Partners, L.P. and AmeriGas Finance Corp. may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

We will provide specific terms concerning the debt securities in supplements to this prospectus and other offering material, as necessary. You should read this prospectus and the accompanying prospectus supplement and any other offering material carefully before you invest.

We will offer the securities only by and through underwriters in firm commitment underwritings. See “Plan of Distribution.” The prospectus supplement will list the underwriters and the compensation that they will receive.

Investing in the debt securities involves certain risks. See “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which is incorporated by reference into this prospectus, and “Risk Factors” in the applicable prospectus supplement, for a discussion of the factors you should carefully consider before purchasing these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell from time to time the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and the debt securities. We will file prospectus supplements that may add to, update or change information in this prospectus. In addition, you should review the documents we have incorporated by reference.

When used in this prospectus, unless the context otherwise requires, “AmeriGas Partners,” “we,” “our,” “ours,” and “ourselves” refer to AmeriGas Partners, L.P. itself or AmeriGas Partners, L.P. and its subsidiaries on a consolidated basis, which include our operating partnership, AmeriGas Propane, L.P., and its subsidiary, AmeriGas Eagle Propane, L.P. References to our “general partner” refer to AmeriGas Propane, Inc. and references to AmeriGas Propane or our “operating partnership” refer to AmeriGas Propane, L.P. and its subsidiary, AmeriGas Eagle Propane, L.P. References to “fiscal year” are to our fiscal years ending September 30; for example, references to “fiscal 2008” are to our fiscal year ended September 30, 2008.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or any prospectus supplement.

ABOUT AMERIGAS PARTNERS, L.P.

We are a publicly traded limited partnership formed under Delaware law in 1994. We are the largest retail propane distributor in the United States, distributing more than one billion gallons of propane annually. As of September 30, 2008, we served approximately 1.3 million residential, commercial/industrial, motor fuel, agricultural and wholesale customers from approximately 600 district locations in 46 states. Typically, district locations are found in suburban and rural areas where natural gas is not available.

We sell propane primarily to five markets: residential, commercial/industrial, motor fuel, agricultural and wholesale. Approximately 90% of our fiscal 2008 sales (based on gallons sold) was to retail accounts and approximately 10% was to wholesale customers. The breakdown of our sales in fiscal 2008 is as follows: residential customers represented approximately 40% of retail gallons sold; commercial/industrial customers 36%; motor fuel customers 14%; and agricultural customers 5%. Transport gallons, which are large-scale deliveries to retail customers other than residential, accounted for 5% of fiscal 2008 retail gallons. No single customer has represented, or is anticipated to represent in the future, more than 5% of our consolidated annual revenues.

In the residential market, which includes both conventional and manufactured housing, propane is used primarily for home heating, water heating and cooking purposes. Commercial users, which include motels, hotels, restaurants and retail stores, generally use propane for the same purposes as residential customers. Industrial customers use propane to fire furnaces, as a cutting gas, and in other process applications. Other industrial customers are large-scale heating accounts and local gas utility customers that use propane as a supplemental fuel to meet peak load deliverability requirements. As a motor fuel, propane is burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines. Agricultural uses include tobacco curing, chicken brooding and crop drying. In our wholesale operations, we principally sell propane to large industrial end-users and other propane distributors.

We are a holding company, and we conduct our business principally through our subsidiary, AmeriGas Propane, L.P., and its subsidiary, AmeriGas Eagle Propane, L.P., both Delaware limited partnerships.

Our executive offices are located at 460 North Gulph Road, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 337-7000 and our website address is http://www.amerigas.com. The information on our website does not constitute a part of this prospectus. The reference to our website address is intended as an inactive textual reference only.

ABOUT AMERIGAS FINANCE CORP.

AmeriGas Finance Corp. is one of our wholly owned subsidiaries. It has nominal assets and does not and will not conduct any operations or have any employees. It was formed in 1995 for the sole purpose of acting as co-obligor of debt securities that we may issue from time to time. AmeriGas Finance Corp. acts as co-obligor for our debt securities solely to allow the investment in our debt securities by certain institutional investors that might otherwise not be able to invest in our securities, either because we are a limited partnership, or by reason of the legal investment laws of their states of organization or their charters.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated:

	Six Months Ended March 31, 2009	Year Ended September 30,
		2008	2007	2006	2005	2004
Ratio of earnings to fixed charges (a)	7.07	2.77	3.15	2.01	1.67	1.94

(a)	For purposes of determining the ratio of earnings to fixed charges, earnings is defined as earnings before income taxes, minority interest and income (loss) from equity investees, plus distributed income of equity investees plus fixed charges. Fixed charges consist of interest expense and the estimated portion of operating leases representative of the interest factor.

USE OF PROCEEDS

We will describe the use of proceeds with respect to a particular offering in the applicable prospectus supplement or other offering material, which may include the use for general business purposes, including repayment of our or our operating partnership’s debt, future acquisitions, capital expenditures and working capital.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be issued under an indenture between AmeriGas Partners, L.P. and AmeriGas Finance Corp. and U.S. Bank National Association, as trustee. The indenture is a technical document with terms that have defined meanings. This summary description of the debt securities refers to and includes some of those defined terms, which are capitalized. Some of these terms are defined at the end of this summary but not all of the definitions of these terms are included nor are descriptions included of all of the features of the debt securities and the indenture, some of which you may find relevant. For that reason, we urge you to read the indenture and the prospectus supplement describing the particular terms of the debt securities because they, and not this description, define the rights of the debt security holders. The indenture is filed as an exhibit to this registration statement.

General

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms for a particular issuance, which will be described in an accompanying prospectus supplement. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated by reference into this prospectus, and the statement in this prospectus is qualified by that reference.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, will be filed with the SEC at the time of the offering.

Brief Description of the Debt Securities

The debt securities will:

•	be our unsecured general joint and several obligations;

•	rank senior in right of payment to all of our subordinated indebtedness;

•	rank equally in right of payment with all of our other senior indebtedness;

•	be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to, which means they rank behind, the indebtedness of our operating partnership, including its Credit Agreement and First Mortgage Notes.

As described in more detail above under “About AmeriGas Partners, L.P.,” AmeriGas Partners, L.P. is a holding company for its subsidiaries. The partnership has no material operations and no substantial assets other than its consolidated subsidiaries, including the operating partnership. Accordingly, the partnership is dependent upon the distribution of the earnings of its consolidated subsidiaries, including the operating partnership, to service its debt obligations, including the debt securities.

Because the debt securities will be structurally subordinated to the indebtedness of the operating partnership, debt security holders generally will have no recourse to the operating partnership or any of its subsidiaries or their assets for amounts due under the debt securities. Debt security holders may, however, have indirect recourse, together with the holders of our other senior indebtedness, to the extent the partnership has rights as a holder of equity interests in the operating partnership and its subsidiaries. In addition, the debt security holders will not have any right to require the operating partnership to make distributions to the partnership.

We will pay principal and interest on the debt securities at our office or agency, which we maintain in New York City. At our option, we may make payments of interest by check mailed to the debt security holders at their respective addresses as set forth in the register of debt securities. All payments with respect to global debt securities, however, will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global debt securities. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for payment purposes.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title;

•	the total principal amount offered;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the rate at which the debt securities will bear interest, if any, and the interest payment dates;

•	if the debt securities are original issue discount debt securities, the yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the debt securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which we may optionally redeem the debt securities;

•	the terms and conditions on which we may be required to redeem the debt securities;

•

any obligation for us to redeem, purchase or repay the debt securities at the option of a holder upon the happening of an event other than a change of control and certain sales of assets, which are specified in the indenture, and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under Form of Debt Securities. Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. Dollars and only in denominations of $1,000 and integral multiples thereof.

Offers to Purchase; Repurchase at the Option of the Debt Security Holders

We may be required to offer to purchase the debt securities if there is a change in control of, or there are certain asset sales by, the partnership.

Change of Control Offer: The indenture defines the term “change of control.” Upon the occurrence of a change of control, each debt security holder will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s debt securities pursuant to a change of control offer on the terms set forth in the indenture. In a change of control offer, we will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the debt securities or portion of debt securities validly tendered for payment, plus accrued and unpaid interest to the date of purchase. Generally, a change of control would occur when:

•

There is a sale, lease, conveyance or other disposition of all or substantially all of the assets of the partnership or the operating partnership to any entity other than UGI Corporation, our indirect parent, which is a public company, and its subsidiaries, or any entity in which UGI Corporation and its subsidiaries beneficially own at least 51% of such entity’s voting stock. In this regard, the meaning of “all or substantially all” varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which is the law that governs the indenture. Therefore, in some transactions it may be unclear whether a change of control has occurred;

•

There is a merger or consolidation of the partnership or the operating partnership, or a successor to either entity, with any entity other than UGI Corporation and its subsidiaries or any entity in which UGI Corporation and its subsidiaries beneficially own at least 51% of that entity’s voting stock;

•	There is a liquidation or dissolution of the partnership or AmeriGas Propane, Inc., our general partner, or a successor to the general partner; or

•

There is any transaction that results, or series of transactions that result, in UGI Corporation and its subsidiaries beneficially owning in the aggregate, directly or indirectly, less than 51% of the voting stock of our general partner, or a successor to the general partner.

Within 30 days following any change of control, we will mail a notice to each debt security holder stating that, among other things, a change of control offer is being made, all debt securities tendered will be accepted for payment and any debt securities not tendered will continue to accrue interest and identifying the amount of the change of control payment and the change of control payment date for the debt securities. The notice will also include directions for debt security holders who elect to have their debt securities purchased in the change of control offer.

Debt security holders will be entitled to withdraw any election to have their debt securities purchased if the paying agent receives timely and proper notice of such withdrawal. The notice from the partnership to debt security holders will describe the requirements for the notice from the debt security holders to the paying agent.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and any other relevant securities laws applicable to the repurchase of debt securities in connection with a change of control.

On the change of control payment date, we will, to the extent lawful, accept for payment any or all portions of debt securities tendered in accordance with the change of control offer; deposit an amount equal to the change of control payment for the debt securities with the paying agent in respect of all debt securities or portions of debt securities properly tendered; and deliver or cause to be delivered to the trustee the debt securities so accepted together with an officers’ certificate stating the aggregate amount of the debt securities or portions of debt securities tendered to us.

The paying agent will promptly mail the change of control payment to each debt security holder. The trustee will promptly authenticate and mail to each debt security holder a new debt security equal in principal amount to any unpurchased portion of the debt securities surrendered. However, each new debt security will be in a principal amount of $1,000 or an integral multiple of $1,000 of the debt securities. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

We may not be able to purchase the debt securities upon a change of control because the holders of our 7.25% Senior Notes due May 2015 and 7.125% Senior Notes due May 2016, and our operating partnership’s First Mortgage Notes will also have put rights upon a change of control.

In addition, we may be unable to pay the change of control payment because the agreement governing the First Mortgage Notes restricts our ability to redeem or repurchase the debt securities, as well as our other senior indebtedness, using distributions from the operating partnership; the agreement governing the First Mortgage Notes and our operating partnership’s existing credit agreement limit, and future Credit Agreements may limit, the operating partnership’s ability to make distributions to the partnership; and we may not have sufficient immediate financial resources to pay cash to the holders of debt securities upon a repurchase.

The failure of the partnership to repurchase the debt securities upon a change of control offer would constitute an immediate Event of Default under the indenture.

The failure of UGI Corporation to own directly or indirectly 100% of the general partnership interests in the operating partnership and at least a 30% ownership interest in the operating partnership would constitute an event of default under our operating partnership’s existing credit agreement. The failure of the general partner to own directly or indirectly at least 30% of our partnership interests and the partnership interests of our operating partnership and to be a wholly-owned subsidiary of UGI Corporation, our sole general partner and the sole general partner of our operating partnership would constitute an event of default under the agreement governing the First Mortgage Notes. Upon such an event of default, the banks under our operating partnership’s existing credit agreement and the holders of the First Mortgage Notes may accelerate repayment of the indebtedness owed to them. An acceleration of the indebtedness under our operating partnership’s existing credit agreement or the First Mortgage Notes agreement would result in a default under our indenture as long as the aggregate amount of such indebtedness is $10 million or more. We and our operating partnership are not likely to be able to repay simultaneously all of our indebtedness upon a change of control and acceleration of our debt.

Selection and Notice of Redemption: If a series of debt securities is redeemable prior to its stated maturity date, and less than all the debt securities of that series are to be redeemed, the trustee will select the debt securities to be redeemed among the holders of debt securities pro rata, by lot or in accordance with a method which the trustee considers to be fair and appropriate. The trustee must choose such securities in a manner that complies with any legal and stock exchange requirements. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address. If any security is to be redeemed in part only, the notice of redemption that relates to that security shall state the portion of the principal amount thereof to be redeemed. A new security in principal amount equal to the unredeemed portion of the security will be issued in the name of the holder of that security upon surrender and cancellation of the original security. On and after the redemption date, interest ceases to accrue on debt securities or portions of debt securities called for redemption.

Certain Covenants

The indenture requires us to comply with a number of covenants, including those summarized below.

Limitation on Additional Indebtedness: The partnership and its Restricted Subsidiaries may only incur more debt under certain circumstances. The partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume or guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of any Indebtedness, unless at the time of such incurrence and after giving pro forma effect to the receipt and application of the proceeds of the Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the partnership would be greater than 2 to 1.

In addition to any Indebtedness that may be incurred as set forth above, the partnership and its Restricted Subsidiaries may incur “Permitted Indebtedness.” The term Permitted Indebtedness, which is defined in the indenture, means any of the following:

•	First, Indebtedness of the partnership and AP Eagle Finance Corp. evidenced by the 8.875% Senior Notes due May 2011 and 7.125% Senior Notes due May 2016;

•	Second, Indebtedness of the partnership and AmeriGas Finance outstanding on the applicable issue date of a series of debt securities;

•

Third, Indebtedness of the operating partnership including such Indebtedness evidenced by the First Mortgage Notes; provided that the aggregate principal amount, exclusive of any unamortized premium, of this Indebtedness outstanding at any time may not exceed $518 million;

•

Fourth, Indebtedness of the partnership or a Restricted Subsidiary incurred for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with accounting principles applicable to the financial statements filed by United States entities in reports required by the Securities Exchange Act of 1934 in effect as of the issue date (“GAAP”), or additions, including by way of acquisitions of businesses and related assets, to the property and assets of the partnership and its Restricted Subsidiaries, or incurred by assumption in connection with additions, including additions by way of acquisitions or capital contributions of businesses and related assets, to the property and assets of the partnership and its Restricted Subsidiaries; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $75 million;

•

Fifth, Indebtedness of the partnership or a Restricted Subsidiary incurred for any purpose permitted under the operating partnership’s Credit Agreement, provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed an amount equal to the greatest of $250 million, the Consolidated Borrowing Base Amount, or 30% of the Consolidated Tangible Assets of the partnership;

•

Sixth, Indebtedness of the partnership owed to our general partner or an affiliate of our general partner that is unsecured and that is Subordinated Indebtedness; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $50 million;

•

Seventh, Indebtedness of the partnership or a Restricted Subsidiary for the purpose of the payment of certain liabilities of Petrolane, Incorporated (“Petrolane”), a subsidiary of our general partner; provided that the aggregate amount of such Indebtedness outstanding at any time may not exceed $30 million;

•	Eighth, Indebtedness owed by the partnership or any Restricted Subsidiary to any wholly-owned subsidiary of the partnership;

•

Ninth, Indebtedness under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement designed to protect the partnership or any Restricted Subsidiary from fluctuations in interest rates;

•	Tenth, Permitted Refinancing Indebtedness;

•

Eleventh, the incurrence by the partnership or a Restricted Subsidiary of Indebtedness owed directly to its insurance carriers, without duplication, in connection with the partnership’s, its subsidiaries’ or its Affiliates’ self-insurance programs or other similar forms of retained insurable risks for their respective businesses, consisting of reinsurance agreements and indemnification agreements, and guarantees of the foregoing, secured by letters of credit; provided that any Consolidated Fixed Charges associated with the Indebtedness evidenced by the reinsurance agreements, indemnification agreements, guarantees and letters of credit will be included, without duplication, in any determination of the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant in the indenture entitled “Limitation on Additional Indebtedness”;

•

Twelfth, Indebtedness of the partnership and its Restricted Subsidiaries in respect of Capital Leases, meaning, generally, any lease of any property that would be required to be classified and accounted for under GAAP as a capital lease on a balance sheet of the lessee or guarantor or other surety;

•

Thirteenth, Indebtedness of the partnership and its Restricted Subsidiaries represented by letters of credit supporting obligations under workmen’s compensation laws, obligations to suppliers of propane (provided that the aggregate amount of this Indebtedness outstanding at any time may not exceed $25 million) and the repayment of Permitted Indebtedness; and

•

Fourteenth, surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the partnership or any of its subsidiaries or in connection with judgments that do not result in a “Default” or “Event of Default.” The terms “Default” or “Event of Default” are defined in the indenture and summarized below under the caption “Events of Defaults and Remedies.”

Limitation on Restricted Payments: The partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make a restricted payment, that is, to:

•

Declare or pay any dividend or any other distribution or payment on or with respect to capital stock of the partnership or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders, in their capacities as such, of capital stock of the partnership or any of its Restricted Subsidiaries other than dividends or distributions payable solely in capital stock of the partnership, other than redeemable capital stock, or in options, warrants or other rights to purchase capital stock of the partnership, other than redeemable capital stock; declare or pay a dividend or other distribution to the extent declared or paid to the partnership or any Restricted Subsidiary of the partnership; or declare or pay a dividend or other distribution by any Restricted Subsidiary of the partnership to all holders of capital stock of that Restricted Subsidiary on a pro rata basis, including, in the case of the operating partnership, to its general partner;

•

Purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the partnership or any of its Restricted Subsidiaries, other than any capital stock owned by a wholly owned Restricted Subsidiary of the partnership;

•

Make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other stated maturity, any subordinated indebtedness, other than any such Indebtedness owned by the partnership or a wholly owned Restricted Subsidiary of the partnership; or

•	Make any investment, other than a Permitted Investment, in any entity,

unless, at the time of and after giving effect to the proposed restricted payment, no Default or Event of Default shall have occurred and be continuing, and the restricted payment, together with the aggregate of all other restricted payments made by the partnership and its Restricted Subsidiaries during the fiscal quarter during which the restricted payment is made, will not exceed:

•	if the Consolidated Fixed Charge Coverage Ratio of the partnership is greater than 1.75 to 1, an amount equal to Available Cash as of the end of the immediately preceding fiscal quarter; or

•

if the Consolidated Fixed Charge Coverage Ratio of the partnership is equal to or less than 1.75 to 1, an amount equal to the sum of $24 million, less the aggregate amount of all restricted payments made by the partnership and its Restricted Subsidiaries in accordance with this clause during the period ending on the last day of the fiscal quarter of the partnership immediately preceding the date of the restricted payment and beginning on the first day of the sixteenth full fiscal quarter immediately preceding the date of the restricted payment plus the aggregate net cash proceeds of any substantially concurrent capital contribution to the partnership from any Person other than a Restricted Subsidiary of the partnership, or issuance and sale of shares of Capital Stock, other than redeemable capital stock, of the partnership to any entity other than to a Restricted Subsidiary of the partnership.

Any permitted restricted payment may be made in assets other than cash, in which case the amount will be the fair market value, as determined in good faith by the general partner on the date of the restricted payment of the assets proposed to be transferred.

The above provisions will not prohibit:

•	The payment of any dividend or distribution within 60 days after the date of its declaration if, at the date of declaration, the payment would be permitted as summarized above;

•

The redemption, repurchase or other acquisition or retirement of any shares of any class of capital stock of the partnership or any Restricted Subsidiary of the partnership in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution to the partnership from any entity other than a Restricted Subsidiary of the partnership; or issuance and sale of other capital stock, other than redeemable capital stock, of the partnership to any entity other than to a Restricted Subsidiary of the partnership; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash; or

•

Any redemption, repurchase or other acquisition or retirement of subordinated indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution to the partnership from any entity other than a Restricted Subsidiary of the partnership; or issuance and sale of capital stock, other than redeemable capital stock, of the partnership to any entity other than to a Restricted Subsidiary of the partnership, or indebtedness of the partnership issued to any entity other than a Restricted Subsidiary or the partnership, so long as the indebtedness is Permitted Refinancing Indebtedness; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash.

In computing the amount of permitted restricted payments previously made for purposes of the restricted payments test above, restricted payments made under the first point above must be included and restricted payments made under the second and third points above must not be included.

Asset Sales: The indenture defines the term “Asset Sale” and provides that the partnership and, in certain circumstances, its subsidiaries that are Restricted Subsidiaries must comply with restrictions applicable to an Asset Sale. An Asset Sale would include either of the following, whether in a single transaction or a series of related transactions:

•	The sale, lease, conveyance or other disposition of any assets other than sales of inventory in the ordinary course of business and consistent with past practice; or

•	The issuance or sale of capital stock of any Restricted Subsidiary.

The indenture provides that some transactions are not considered Asset Sales, including any transfer of assets or capital stock by the partnership or any of its Restricted Subsidiaries to the operating partnership or a wholly owned subsidiary of the partnership, any transfer of assets or capital stock by the partnership or any of its Restricted Subsidiaries to any entity in exchange for other assets used in a Permitted Business and having a fair market value, as determined in good faith by our general partner, not less than that of the assets so transferred, and any transfer of assets in accordance with Permitted Investments. Furthermore, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the partnership would not be treated as an Asset Sale, but rather as a possible change of control or as if the partnership merged with another entity.

The partnership and its Restricted Subsidiaries may complete an Asset Sale if the partnership or its Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by AmeriGas Propane, Inc., our general partner, of the assets sold or otherwise disposed of, and at least 80% of the consideration received by the partnership or the Restricted Subsidiary is in the form of cash. For purposes of determining the amount of cash received in an Asset Sale, the following will be deemed to be cash:

•	The amount of any liabilities on the partnership’s or any Restricted Subsidiary’s balance sheet that are assumed by the transferee of the assets; and

•

The amount of any debt securities or other obligations received by the partnership or the Restricted Subsidiary from the transferee that is immediately converted by the partnership or the Restricted Subsidiary into cash, to the extent of the cash received.

Furthermore, the 80% limitation will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than what the after-tax proceeds would have been had the Asset Sale complied with the 80% limitation.

If the partnership or any of its Restricted Subsidiaries receives Net Proceeds exceeding $10 million from one or more Asset Sales in any fiscal year, then within 360 days after the date the aggregate amount of Net Proceeds exceeds that amount, the partnership must apply the amount exceeding $10 million to reduce Indebtedness of a Restricted Subsidiary, with a permanent reduction of availability in the case of revolving Indebtedness, or make an investment in assets of a Permitted Business. Any Net Proceeds that are not applied or invested in either of these ways will be considered “Excess Proceeds.”

Pending the final application of any Net Proceeds, the partnership or any Restricted Subsidiary may temporarily reduce borrowings under the operating partnership’s Credit Agreement, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

When the aggregate amount of Excess Proceeds exceeds $5 million, we will make an offer to all of our holders of debt securities under the indenture to purchase for cash that number of debt securities that may be purchased out of the Excess Proceeds at a purchase price equal to 100% of the principal amount of the security plus accrued and unpaid interest to the date of purchase. We will follow the procedures set forth in the indenture and we will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws.

To the extent that the aggregate amount of debt securities tendered in response to our purchase offer is less than the Excess Proceeds, the partnership or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of debt securities surrendered by their holders exceeds the amount of Excess Proceeds, the trustee shall select the debt securities to be purchased on a pro rata basis.

Notwithstanding the foregoing, if we make this purchase offer at any time when we have securities outstanding ranking equally in right of payment with the debt securities under the indenture, and the terms of those securities provide that a similar offer must be made with respect to those other securities, as do the applicable indentures for our currently outstanding senior indebtedness, then our offer to purchase the debt securities will be made concurrently with the other offers, and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which their holders elect to have purchased. Upon completion of the offer to the debt security holders, regardless of the amount tendered, the amount of Excess Proceeds will be reset at zero.

Limitation on Liens: The partnership will not, and will not permit any of its Restricted Subsidiaries to, incur any liens or other encumbrance (other than Permitted Liens), unless all payments due under the indenture and the debt securities are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a lien. The term “Permitted Liens” is defined in the indenture.

Limitation on Transactions with Affiliates: The partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions, including the sale, transfer, disposition, purchase, exchange or lease of assets, property or services, other than as provided for in our partnership agreement or in the operating partnership’s partnership agreement and the other agreements entered into between the partnership or the operating partnership and any of their affiliates, with, or for the benefit of any affiliates of the partnership unless:

•	The transaction or series of related transactions are between the partnership and its wholly owned Restricted Subsidiaries or between two wholly owned Restricted Subsidiaries; or

•

The transaction or series of related transactions are on terms that are no less favorable to the partnership or the Restricted Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from an entity that is not an affiliate of the partnership or Restricted Subsidiary, and, with respect to transaction(s) involving aggregate payments or value equal to or greater than $15 million, the partnership shall have delivered an officers’ certificate to the trustee certifying that the transaction(s) is on terms that are no less favorable to the partnership or the Restricted Subsidiary than those which would have been obtained from an entity that is not an affiliate of the partnership or Restricted Subsidiary and has been approved by the Audit Committee of our general partner.

However, the covenant limiting transactions with affiliates will not restrict the partnership, any Restricted Subsidiary or the general partner from entering into any employment agreement, stock option agreement, restricted stock agreement or similar agreement in the ordinary course of business; transactions permitted by the provisions of the indenture described under the covenant “Restricted Payments”; and transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane business operated by the partnership, its subsidiaries and affiliates.

Limitation on Dividends and Other Payment Restrictions Affecting the Subsidiaries: The partnership will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

•	Pay dividends, in cash or otherwise, or make any other distributions on or with respect to its capital stock or any other interest or participation in, or measured by, its profits;

•	Pay any indebtedness owed to the partnership or any other Restricted Subsidiary;

•	Make loans or advances to, or any investment in, the partnership or any other Restricted Subsidiary;

•	Transfer any of its properties or assets to the partnership or any other Restricted Subsidiary; or

•	Guarantee any Indebtedness of the partnership or any other Restricted Subsidiary.

However, some encumbrances or restrictions are permissible, including those existing under or by reason of:

•	Applicable law;

•

Any agreement in effect at or entered into on the applicable issue date of a series of debt securities, including the First Mortgage Notes outstanding, the Credit Agreement in effect on such date, or any agreement relating to any Permitted Indebtedness; provided, however, that the encumbrances and restrictions contained in the agreements governing the Permitted Indebtedness are no more restrictive with respect to the payment restrictions than those set forth in the agreement governing the First Mortgage Notes, and the Credit Agreement as in effect on the applicable issue date of a series of debt securities;

•	Customary non-assignment provisions of any contract or any lease governing a leasehold interest of the partnership or any Restricted Subsidiary;

•	Certain purchase money obligations for property acquired in the ordinary course of business;

•

Any agreement of an entity (or any it its Restricted Subsidiaries) acquired by the partnership or any Restricted Subsidiary, in existence at the time of the acquisition but not created in contemplation of the acquisition, which encumbrance or restriction is not applicable to any third party other than the entity; or

•

Provisions contained in instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor of the Indebtedness unless the transferee shall assume the obligations of the obligor under the agreement or instrument.

Limitation on Sale and Leaseback Transactions: The partnership will not, and will not permit any of its Restricted Subsidiaries to, enter into any “Sale and Leaseback Transaction” with respect to their properties. The term “Sale and Leaseback Transaction” is defined in the indenture and, generally, means any arrangement (other than between the partnership and a wholly owned Restricted Subsidiary or between wholly owned Restricted Subsidiaries) whereby property has been or will be disposed of by a transferor to another entity with the intent of taking back a lease on the property pursuant to which the rental payments are calculated to amortize the purchase price of the property over its life.

The partnership and its Restricted Subsidiaries may, however, enter into a Sale and Leaseback transaction with respect to property acquired or constructed after the date on which the debt securities of a particular series are issued; provided that the partnership or the Restricted Subsidiary would be permitted under the indenture to incur indebtedness secured by a lien on the property in an amount equal to the Attributable Debt with respect to the Sale and Leaseback transaction; or the lease in the Sale and Leaseback transaction is for a term not in excess of the lesser of three years or 60% of the remaining useful life of such property.

Limitations on AmeriGas Finance Corp.: In addition to the restrictions set forth under “Limitation on Additional Indebtedness” above, AmeriGas Finance Corp. or any substitute obligor may not incur any Indebtedness unless the partnership is a co-obligor or guarantor of the Indebtedness; or the net proceeds of the Indebtedness are either lent to the partnership, used to acquire outstanding notes issued by the partnership, or used, directly or indirectly, to refinance or discharge indebtedness permitted under the limitation of this paragraph.

AmeriGas Finance Corp. may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the partnership.

Merger, Consolidation or Sale of Assets

The indenture provides that the partnership may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity unless:

•

The partnership is the surviving entity or the entity formed by or surviving the transaction, if other than the partnership, or the entity to which the sale was made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

•

The entity formed by or surviving the transaction, if other than the partnership, or the entity to which the sale was made assumes all the obligations of the partnership in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the debt securities and the indenture;

•	Immediately after the transaction no Default or Event of Default exists; and

•

The entity formed by or surviving the transaction, if other than the partnership, or the entity to which the sale was made will immediately have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the partnership immediately preceding the transaction; and, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio described in the indenture covenant entitled “Limitation on Additional Indebtedness.”

The indenture also provides that AmeriGas Finance Corp. may not consolidate or merge with or into, whether or not it is the surviving entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity except under conditions similar to those described in the paragraph above.

Line of Business

The partnership and its Restricted Subsidiaries will not materially and substantially engage in any business other than a Permitted Business.

Reports by the Registrants

We will file with the trustee and the SEC, and transmit to debt security holders upon their written request, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended, at the times and in the manner provided pursuant to such Act.

Events of Default and Remedies

The indenture describes in detail the occurrences that would constitute an “Event of Default” of a particular series of debt securities. Such occurrences include the following:

•

Default in the payment of the principal of or premium, if any, on any debt securities of that series when the same becomes due and payable, upon stated maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;

•

Default in the payment of an installment of interest or any sinking fund payment on any debt securities of that series, when the same becomes due and payable, which default continues for a period of 30 days;

•

Failure to perform or observe any other term, covenant or agreement contained in the debt securities of the applicable series or the indenture, other than a default specified in either of the two clauses above and our obligation to provide reports to the trustee, and the default continues for a period of 45 days after written notice of the default requiring us to remedy the same shall have been given to the partnership by the trustee or to us and the trustee by holders of 25% in aggregate principal amount of the applicable debt securities then outstanding;

•

Default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which the partnership or any Restricted Subsidiary of the partnership then has outstanding indebtedness, if the default:

•

is caused by a failure to pay principal with respect to indebtedness of a Restricted Subsidiary at its stated maturity or within the applicable grace period, if any, provided with respect to the indebtedness; or principal, premium or interest with respect to indebtedness of the partnership within the applicable grace period, if any, provided in the indebtedness, which, collectively, is a “Payment Default;” or

•

results in the acceleration of the indebtedness prior to its stated maturity and, in each case, the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, amounts to $10 million or more;

•

A final judgment or judgments, which is or are non-appealable and nonreviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against the partnership, any Restricted Subsidiary, the general partner, or any significant subsidiary, as that term is defined in Rule 1.02(w) of Regulation S-X under the Securities Act, provided such judgment or judgments requires or require the payment of money in excess of $10 million in the aggregate and is not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment. In the event of a stay, the judgment shall not be discharged within 30 days after the stay expires; or

•	Certain events of bankruptcy, insolvency or reorganization with respect to us or any of our respective significant subsidiaries have occurred.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% of principal amount of the applicable series of debt securities then outstanding may declare all the debt securities of that series to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the partnership or AmeriGas Finance Corp., any significant subsidiary or any group of subsidiaries that, taken together, would constitute a significant subsidiary, all debt securities of all outstanding series will become due and payable immediately without further action or notice. Debt security holders may not enforce the indenture or the debt securities except as provided in the indenture. Subject to limitations, holders of a majority in principal amount of then-outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from debt security holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest. If any Event of Default occurs because we or those acting on our behalf willfully intended to avoid payment of the premium that we would have to pay if we then elected to redeem the debt securities under the optional redemption provisions of the indenture, then an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the debt securities. The holders of a majority in aggregate principal amount of a series of debt securities issued under the indenture and then outstanding may waive, by notice to the trustee for those debt securities, any existing Default or Event of Default for all debt security holders of that series and its consequences under the indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the debt securities. We are required to deliver to the trustee annually a statement regarding compliance with the indenture. In addition, upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying the Default or Event of Default.

No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders

No limited partner of the partnership or director, officer, employee, incorporator or stockholder of our general partner or AmeriGas Finance Corp., as such, shall have any liability for any of our obligations under the debt securities or the indenture or any claim based on, in respect of, or by reason of these obligations. Each debt security holder, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

We may, at the option of the board of directors of our general partner, on our behalf, and the board of directors of AmeriGas Finance Corp. and at any time, elect to have all of our obligations discharged with respect to outstanding debt securities. This is known as “legal defeasance.” However, under legal defeasance we cannot discharge:

•	the rights of holders of outstanding debt securities to receive payments with respect to any principal, premium, and interest on the debt securities when the payments are due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities or mutilated, destroyed, lost or stolen debt securities;

•	our obligation to maintain an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

•	the legal defeasance and covenant defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture. This is called “covenant defeasance.” After our obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the debt securities. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, described in the indenture and summarized in this prospectus under the caption “Events of Default” will no longer constitute an Event of Default with respect to the debt securities.

In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee, in trust, for the benefit of the debt security holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the outstanding debt securities on the stated maturity date or on the applicable redemption date.

In addition, we will be required to deliver to the trustee an opinion of counsel stating that, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with, and confirming other matters. Furthermore, in the case of a legal defeasance, the opinion must confirm that we have received from, or there shall have been published by, the IRS a ruling, or since the date of the indenture, there shall have been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred. In the case of covenant defeasance, the opinion must confirm that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Finally, to exercise either legal defeasance or covenant defeasance, we must have delivered to the trustee an officers’ certificate stating that we did not make the deposit with the intent of preferring the holders of debt securities over our other creditors or with the intent of defeating, hindering, delaying or defrauding our other creditors.

We may not exercise either legal defeasance or covenant defeasance if an Event of Default has occurred and is continuing on the date of the deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit. In addition, we may not exercise either legal defeasance or covenant defeasance if such legal defeasance or covenant defeasance will result in a breach or violation or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound.

Modification of the Indenture

Under the indenture, we and the trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities.

We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of all outstanding debt securities, voting as a class, modify the applicable indenture or the rights of the holders of the securities.

No such modification may, without the consent of each holder affected,

•	change the fixed maturity date of any such debt securities or of any installment of principal or interest thereon;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such debt securities or the premium, if any, on such debt securities;

•	change any obligation of ours to pay additional amounts;

•	reduce the amount of the principal payable on acceleration of any securities issued originally at a discount;

•	adversely affect the right of repayment or repurchase at the option of the debt security holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such debt securities;

•	reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such debt security holders; or

•	change any obligation of ours to maintain an office or agency.

The Trustee

Should the trustee, U.S. Bank National Association, become our creditor, the indenture contains certain limitations on the trustee’s rights to obtain payment of claims or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue, or resign.

The holders of a majority in principal amount of the then-outstanding debt securities of the applicable series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any debt security holder, unless the debt security holder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture and in the summary of the debt securities set forth above. These defined terms frequently refer to other defined terms and include details that explain the terms of the indenture with greater precision than the summary section above does. We have not, however, included in this glossary all of the defined terms that are included in the indenture. We urge you to read the indenture and the form of note because they, not this summary description, define the rights of the debt security holders and include all the details about the debt securities.

“Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” shall mean the power to direct management and policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include any Wholly Owned Restricted Subsidiary.

“Asset Acquisition” means:

•

an Investment by the partnership or any Restricted Subsidiary of the partnership in any other Person pursuant to which the Person shall become a Restricted Subsidiary of the partnership, or shall be merged with or into the partnership or any Restricted Subsidiary of the partnership;

•

the acquisition by the partnership or any Restricted Subsidiary of the partnership of the assets of any Person, other than a Restricted Subsidiary of the partnership, which constitute all or substantially all of the assets of such Person; or

•	the acquisition by the partnership or any Restricted Subsidiary of the partnership of any division or line of business of any Person, other than a Restricted Subsidiary of the partnership.

“Attributable Debt” means, with respect to any Sale and Leaseback Transactions not involving a Capital Lease, as of any date of determination, the total obligation, discounted to present value at the rate of interest implicit in the lease included in the transaction, of the lessee for rental payments during the remaining portion of the term of the lease, including extensions which are at the sole option of the lessor. For purposes of this definition, the rental payments shall not include amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the rental obligation shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” as to any quarter means:

•	the sum of:

•	all cash of the partnership, the operating partnership and any subsidiaries thereof, treated as a single consolidated entity (together, the “partnership group”), on hand at the end of the quarter; and

•	all additional cash of the partnership group on hand on the date of determination of Available Cash with respect to the quarter resulting from borrowings subsequent to the end of the quarter;

•	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

•	provide for the proper conduct of the business of the partnership group, including reserves for future capital expenditures, subsequent to the quarter;

•	provide funds for distributions under Section 5.4 of our partnership agreement in respect of any one or more of the next four quarters; or

•	comply with applicable law or any debt instrument or other agreement or obligation to which any member of the partnership group is a party or its assets are subject.

Provided, however, that Available Cash attributable to any Restricted Subsidiary of the partnership will be excluded to the extent dividends or distributions of Available Cash by the Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

“Capital Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) by such person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such person.

“Consolidated Borrowing Base Amount” means an amount equal to the sum of:

•	85% of the face amount of Eligible Accounts Receivable of the partnership and its Restricted Subsidiaries; and

•	70% of the book value of the consolidated Inventory of the partnership and its Restricted Subsidiaries, in each case as determined in accordance with GAAP.

To the extent that information is not available as to the amount of Eligible Accounts Receivable or Inventory as of a specific date, the partnership may utilize the most recent available information for purposes of calculating the Consolidated Borrowing Base Amount.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to the partnership and its Restricted Subsidiaries, for any period, the sum of, without duplication, the amounts for the period of:

•	Consolidated Net Income;

•	Consolidated Non-cash Charges;

•	Consolidated Interest Expense; and

•	Consolidated Income Tax Expense.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the partnership and its Restricted Subsidiaries, the ratio of:

•

the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Partnership and its Restricted Subsidiaries for the four full fiscal quarters immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Four Quarter Period”) to

•	the aggregate amount of Consolidated Fixed Charges of the Partnership and its Restricted Subsidiaries for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of the calculation to, without duplication:

•

the incurrence or repayment of any indebtedness, other than revolving credit borrowings, of the partnership or any of its Restricted Subsidiaries (and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and

•

any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of the partnership or one of its Restricted Subsidiaries, including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:

•

Consolidated Fixed Charges will be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio; and

•

Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined by the actual gross profit, which is equal to revenues minus cost of goods sold, of the acquired business or asset during the immediately preceding four full fiscal quarters in the Reference Period, minus the pro forma expenses that would have been incurred by the partnership and its Restricted Subsidiaries in the operation of the acquired business or asset during the period computed on the basis of personnel expenses for employees retained or to be retained by the partnership and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by the partnership and its Restricted Subsidiaries in the operation of the partnership’s business at similarly situated facilities.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated Fixed Charge Coverage Ratio”:

•

interest on outstanding indebtedness, other than indebtedness referred to in the point below, determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such indebtedness in effect on that date;

•

only actual interest payments associated with indebtedness incurred in accordance with the fifth and seventh clauses of the definition of Permitted Indebtedness and all Permitted Refinancing Indebtedness in respect thereof, during the Four Quarter Period shall be included in the calculation; and

•

if interest on any indebtedness actually incurred on the date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during the period. “Consolidated Fixed Charges” means, with respect to the partnership and its Restricted Subsidiaries for any period, the sum of, without duplication:

•	the amounts for such period of Consolidated Interest Expense; and

•	the product of:

•

the aggregate amount of dividends and other distributions paid or accrued during the period in respect of preferred stock and redeemable capital stock of the partnership and its Restricted Subsidiaries on a consolidated basis; and

•	a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

“Consolidated Fixed Charges” means, with respect to the partnership and its Restricted Subsidiaries for any period, the sum of, without duplication, (a) the amounts for such period of Consolidated Interest Expense and (b) the product of (i) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Preferred Stock and Redeemable Capital Stock of the partnership and its Restricted Subsidiaries on a consolidated basis and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

“Consolidated Income Tax Expense” means, with respect to the partnership and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the partnership and its Restricted Subsidiaries, for any period, without duplication, the sum of:

•	the interest expense of the partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

•	any amortization of debt discount;

•	the net cost under Interest Rate Agreements;

•	the interest portion of any deferred payment obligation;

•	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; and

•	all accrued interest for all instruments evidencing Indebtedness; and

•

the interest component of Capital Leases paid or accrued or scheduled to be paid or accrued by the partnership and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means the net income of the partnership and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude:

•	net after-tax extraordinary gains or losses;

•	net after-tax gains or losses attributable to Asset Sales;

•

the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the partnership or any Restricted Subsidiary;

•	the net income or loss prior to the date of acquisition of any Person combined with the partnership or any Restricted Subsidiary in a pooling-of-interest;

•

the net income of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation; and

•	the cumulative effect of any changes in accounting principles.

“Consolidated Net Worth” means, with respect to the partnership and its Restricted Subsidiaries at any date, the consolidated stockholders’ equity or partners’ capital of the partnership less the amount of the stockholders’ equity or partners’ capital attributable to redeemable capital stock of the partnership and its Restricted Subsidiaries, as determined in accordance with GAAP.

“Consolidated Non-Cash Charges” means, with respect to the partnership and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization and any other non-cash charges resulting from write-downs of non-current assets, in each case which reduces the Consolidated Net Income of the partnership and its Restricted Subsidiaries for the period, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs.

“Credit Agreement” means the operating partnership’s credit agreement in effect on the issue date of a series of the securities and as it may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and any successor or supplemental facility or replacement facility entered into.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designation Amount” means, with respect to the designation of a Restricted Subsidiary or a newly acquired or formed subsidiary as an Unrestricted Subsidiary, an amount equal to the sum of:

•	the net book value of all assets of the subsidiary at the time of the designation in the case of a Restricted Subsidiary; and

•	the cost of acquisition or formation in the case of a newly acquired or formed subsidiary.

“First Mortgage Notes” means the first mortgage notes, series E, 8.50% due July 2010, issued pursuant to the note agreement dated as of March 15, 2000, outstanding on the issue date of a series of debt securities, as such note agreement may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and as the Indebtedness evidenced thereby may be extended, renewed, refunded or refinanced from time to time.

“Indebtedness” means, as applied to any person, without duplication:

•

any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument or letter of credit, or reimbursement agreements in respect thereof, which the Person has, directly or indirectly, created, incurred or assumed;

•

any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any lien in respect of property owned by the person, whether or not the person has assumed or become liable for the payment of the indebtedness; provided that the amount of the indebtedness, if the person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value of the property subject to the lien from time to time, as determined in good faith by the person;

•

any indebtedness, whether or not for borrowed money, excluding trade payables and accrued expenses arising in the ordinary course of business, with respect to which the person has become directly or indirectly liable and which represents the deferred purchase price, or a portion thereof, or has been incurred to finance the purchase price, or a portion thereof, of any property or service or business acquired by the person, whether by purchase, consolidation, merger or otherwise;

•	the principal component of any obligations under Capital Leases to the extent the obligations would, in accordance with GAAP, appear on the balance sheet of the person;

•	all Attributable Debt of the person in respect of Sale and Leaseback Transactions not involving a Capital Lease;

•	any indebtedness of the character referred to in the first five points of this definition deemed to be extinguished under GAAP but for which the person remains legally liable;

•

any indebtedness of any other Person of the character referred to in the first six points of this definition with respect to which the person whose indebtedness is being determined has become liable by way of a guaranty;

•	all redeemable capital stock of the person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

•

any preferred stock of any subsidiary of the person valued at the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof plus, in either case, accrued dividends thereon; and

•	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in the first nine points above.

For purposes hereof, the “maximum fixed repurchase price” of any redeemable capital stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of the redeemable capital stock as if it were purchased on any date on which indebtedness shall be required to be determined pursuant to the indenture and, if the price is based upon, or measured by, the fair market value of the redeemable capital stock, the fair market value shall be determined in good faith by the board of directors of the issuer of the redeemable capital stock.

“Investment” means, as applied to any person:

•	any direct or indirect purchase or other acquisition by the person of stock or other securities of any other Person; or

•

any direct or indirect loan, advance or capital contribution by the person to any other person and any other item which would be classified as an “investment” on a balance sheet of the person prepared in accordance with GAAP, including without limitation any direct or indirect contribution by the person of property or assets to a joint venture, partnership or other business entity in which the person retains an interest, it being understood that a direct or indirect purchase or other acquisition by the person of assets of any other person, other than stock or other securities, shall not constitute an “Investment” for purposes of the indenture.

The amount classified as Investments made during any period shall be the aggregate cost to the partnership and its Restricted Subsidiaries of all the Investments made during the period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of the Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which the Investments were made, less any net return of capital realized during the period upon the sale, repayment or other liquidation of the Investments, determined in accordance with GAAP, but without regard to any amounts received during the period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on the Investments or as loans from any person in whom the Investments have been made.

“Net Amount of Unrestricted Investment” means, without duplication, the sum of:

•

the aggregate amount of all Investments made after April 19, 1995 pursuant to the eighth clause of the definition of Permitted Investment, computed as provided in the last sentence of the definition of Investment; and

•

the aggregate of all Designation Amounts in connection with the designation of unrestricted subsidiaries, less all Designation Amounts in respect of unrestricted subsidiaries which have been designated as Restricted Subsidiaries and otherwise reduced in a manner consistent with the provisions of the last sentence of the definition of Investment.

“Net Proceeds” means, with respect to any Asset Sale or sale of capital stock, the proceeds therefrom in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, except to the extent that the deferred payment obligations are financed or sold with recourse to the partnership or any of its Restricted Subsidiaries, net of:

•

brokerage commissions and other fees and expenses related to the Asset Sale, including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers;

•	provisions for all taxes payable as a result of the Asset Sale;

•	amounts required to be paid to any person, other than the partnership or any Restricted Subsidiary of the partnership, owning a beneficial interest in the assets subject to the Asset Sale;

•

appropriate amounts to be provided by the partnership or any Restricted Subsidiary of the partnership, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with the Asset Sale and retained by the partnership or any Restricted Subsidiary of the partnership, as the case may be, after the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale; and

•	amounts required to be applied to the repayment of indebtedness secured by any lien on the asset or assets sold in the Asset Sale.

“Permitted Business” means either (1) marketing, distributing or otherwise handling of propane or other hydrocarbons, or activities or services reasonably related or ancillary thereto, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code.

“Permitted Investments” means any of the following:

•	First, Investments made or owned by the partnership or any Restricted Subsidiary in:

1.	marketable obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof;

2.	marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having at such date the highest rating obtainable from Standard & Poor’s Ratings Services and its successors (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and its successors, or Fitch Ratings (“Fitch”) and its successors;

3.	commercial paper maturing no more than 365 days from the date of creation thereof and having at the date of acquisition thereof one of the two highest ratings obtainable from S&P, Moody’s, or Fitch;

4.	certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada (“Permitted Banks”); the commercial paper or other short-term unsecured debt obligations of which are at such date rated either “A-2” or better (or comparably if the rating system is changed) by S&P, “Prime-2” or better (or comparably if the rating system is changed) by Moody’s, or F2 or better (or comparably if the rating system is changed) by Fitch; or the long-term debt obligations of which are, at such date, rated either “A” or better (or comparably if the rating system is changed) by S&P, Moody’s, or Fitch;

5.	eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

6.	bankers’ acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks;

7.	obligations of the type described in clauses (1) through (5) above purchased from a securities dealer designated as a “primary dealer” by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the partnership or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

8.	shares of money market mutual funds having as at such date one of the two highest ratings obtainable from S&P, Moody’s, or Fitch; and

9.	auction rate investments having as at such date one of the two highest ratings obtainable from S&P, Moody’s, or Fitch;

•

Second, the acquisition by the partnership or any Restricted Subsidiary of capital stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a person located in the United States or Canada and engaged in substantially the same business as the partnership such that, upon the completion of such transaction or series of transactions, the person becomes a Restricted Subsidiary;

•

Third, subject to the eighth clause below, the making or ownership by the partnership or any Restricted Subsidiary of Investments (in addition to Investments permitted by the first, second, fourth, fifth, sixth and seventh clauses of this definition) in any person engaged in a Permitted Business; provided that the aggregate amount of all such Investments made by the partnership and its Restricted Subsidiaries following the date the debt securities are issued and outstanding pursuant to this third clause and the eighth clause below shall not at any date of determination exceed 10% of Total Assets (the “Investment Limit”); provided that, in addition to Investments that would be permitted under the Investment Limit, during any fiscal year the partnership and its Restricted Subsidiaries may invest up to $25 million (the “Annual Limit”) pursuant to the provisions of this clause, but the unused amount of the Annual Limit shall not be carried over to any future years;

•	Fourth, the making or ownership by the partnership or any Restricted Subsidiary of Investments:

•	arising out of loans and advances to employees incurred in the ordinary course of business;

•	arising out of extensions of trade credit or advances to third parties in the ordinary course of business; and

•	acquired by reason of the exercise of customary creditors’ rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

•

Fifth, the creation or incurrence of liability by the partnership or any Restricted Subsidiary, with respect to any guaranty constituting an obligation, warranty or indemnity, not guaranteeing indebtedness of any person, which is undertaken or made in the ordinary course of business;

•

Sixth, the creation or incurrence of liability by the partnership or any Restricted Subsidiary with respect to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Partnership or any Restricted Subsidiary from fluctuations in interest rates;

•	Seventh, the making by any Restricted Subsidiary of Investments in the partnership or another Restricted Subsidiary;

•

Eighth, the making or ownership by the partnership or any Restricted Subsidiary of Investments in Unrestricted Subsidiaries; provided that the Net Amount of Unrestricted Investment shall not at any time exceed $5 million (and subject to the limitations specified in the third clause above);

•	Ninth, the making or ownership by the partnership or any Restricted Subsidiary of Investments in the operating partnership; and

•	Tenth, any Investment to the extent made in exchange for the issuance of capital stock (other than redeemable capital stock) of the partnership.

“Permitted Liens” means any of the following:

•

First, liens for taxes, assessments or other governmental charges, the payment of which is not yet due and is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor;

•

Second, liens of lessors, landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor, in each case:

•	not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; or

•	incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable;

•	Third, liens, other than any lien imposed by the Employee Retirement Income Security Act of 1974, as may be amended from time to time, incurred or deposits made in the ordinary course of business:

•	in connection with workers’ compensation, unemployment insurance and other types of social security; or

•

to secure or to obtain letters of credit that secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

•	Fourth, other deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

•

Fifth, liens securing reimbursement obligations under letters of credit, provided in each case that such liens cover only the title documents and related goods and any proceeds thereof covered by the related letter of credit;

•

Sixth, any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 60 days after expiration of any such stay;

•

Seventh, leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which in each case either are granted, entered into or created in the ordinary course of the business of the partnership or any Restricted Subsidiary or do not materially impair the value or intended use of the property covered thereby;

•	Eighth, liens on property or assets of any Restricted Subsidiary securing indebtedness of the Restricted Subsidiary owing to the partnership or a wholly owned Restricted Subsidiary;

•	Ninth, liens on assets of the partnership or any Restricted Subsidiary existing on the applicable issue date of a series of debt securities;

•	Tenth, liens, other than the liens securing indebtedness incurred for the purpose of acquisitions, securing Indebtedness incurred in accordance with:—

•	The fourth clause of the definition of Permitted Indebtedness;

•	The fifth and seventh clauses of the definition of Permitted Indebtedness; or

•	Indebtedness otherwise permitted to be incurred under the “Limitation on Additional Indebtedness” covenant to the extent incurred:

•

to finance the making of expenditures for the improvement or repair (to the extent the improvements and repairs may be capitalized on the books of the partnership and the Restricted Subsidiaries in accordance with GAAP) of, or additions including additions by way of acquisitions of businesses and related assets to, the assets and property of the partnership and its Restricted Subsidiaries; or

•

by assumption in connection with additions including additions by way of acquisitions or capital contributions of businesses and related assets to the property and assets of the partnership and its Restricted Subsidiaries; provided that, in the case of Indebtedness incurred in accordance with the first and third bullets of this tenth clause, the principal amount of the indebtedness does not exceed the lesser of the cost to the partnership and its Restricted Subsidiaries of the additional property or assets and the fair market value of the additional property or assets at the time of the acquisition thereof, as determined in good faith by the general partner;

•

Eleventh, liens existing on any property of any person at the time it becomes a subsidiary of the partnership, or existing at the time any property is acquired by the partnership or any subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the partnership or the subsidiary, or created to secure indebtedness incurred to pay all or any part of the purchase price (a “Purchase Money Lien”) of property including (without limitation, capital stock and other securities) acquired by the partnership or a Restricted Subsidiary; provided that:

•

the lien shall be confined solely to the item or items of property and, if required by the terms of the instrument originally creating the lien, other property which is an improvement to or is acquired for use specifically in connection with the acquired property;

•	in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by the Purchase Money Lien shall at no time exceed an amount equal to the lesser of:

•	the cost to the partnership and the Restricted Subsidiaries of the property; and

•	the fair market value of the property at the time of the acquisition thereof as determined in good faith by the general partner;

•	any such Purchase Money Lien shall be created not later than 30 days after the acquisition of the property; and

•

any such lien, other than a Purchase Money Lien, shall not have been created or assumed in contemplation of the person’s becoming a subsidiary of the partnership or the acquisition of property by the partnership or any subsidiary;

•

Twelfth, easements, exceptions or reservations in any property of the partnership or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the partnership or any Restricted Subsidiary;

•

Thirteenth, liens securing the obligations under the First Mortgage Notes, the Credit Agreement or any Permitted Indebtedness of the operating partnership (or any extension, renewal, refunding or refinancing of any such indebtedness);

•

Fourteenth, liens arising from or constituting permitted encumbrances under the agreements and instruments securing the obligations under the First Mortgage Notes, the Credit Agreement or any Permitted Indebtedness of the operating partnership (or any extension, renewal, refunding or refinancing of any such indebtedness); and

•

Fifteenth, any lien renewing or extending any lien permitted by the ninth through the eleventh clauses above; provided that, the principal amount of the indebtedness secured by any such lien shall not exceed the principal amount of the indebtedness outstanding immediately prior to the renewal or extension of the lien, and no assets encumbered by the lien other than the assets encumbered immediately prior to the renewal or extension shall be encumbered thereby.

“Permitted Refinancing Indebtedness” means indebtedness incurred by the partnership or any Restricted Subsidiary to substantially concurrently (excluding any notice period on redemptions) repay, refund, renew, replace, extend or refinance, in whole or in part, any Permitted Indebtedness of the partnership or any Restricted Subsidiary or any other indebtedness incurred by the partnership or any Restricted Subsidiary pursuant to the “Limitation on Additional Indebtedness” covenant, to the extent that:

•

the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the indebtedness so repaid, refunded, renewed, replaced, extended or refinanced and the amount of a reasonably determined premium necessary to accomplish such financing except that, in the case of the debt securities and the 7.125% Senior Notes, 7.25% Senior Notes, and 8.875% Senior Notes, the Permitted Refinancing Indebtedness may include also the redemption premiums provided in the respective supplemental indentures or indentures governing the debt securities and the 7.125% Senior Notes, 7.25% Senior Notes, and 8.875% Senior Notes, and in the case of the First Mortgage Notes, the Permitted Refinancing Indebtedness may include the amount of any unamortized premium;

•

with respect to the repayment, refunding, renewal, replacement, extension or refinancing of our Indebtedness, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the debt securities than the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced; and

•

with respect to the repayment, refunding, renewal, replacement, extension or refinancing our Indebtedness, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and stated maturity equal to, or greater than, and has no fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts set forth in, the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include indebtedness incurred by a Restricted Subsidiary to repay, refund, renew, replace, extend or refinance Indebtedness of the partnership.

“Restricted Subsidiary” means a subsidiary of the partnership, which, as of the date of determination, is not an Unrestricted Subsidiary of the partnership.

“Total Assets” means, as of any date of determination, the consolidated total assets of the partnership and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the partnership and the Restricted Subsidiaries prepared in accordance with GAAP as of that date.

“Unrestricted Subsidiary” means any subsidiary of the partnership or a Restricted Subsidiary that is designated as such by the General Partner; provided that no portion of the Indebtedness or any other obligation contingent or otherwise of such Subsidiary:

•	is guaranteed by the partnership or any Restricted Subsidiary;

•	is recourse to or obligates the partnership or any Restricted Subsidiary in any way; or

•	subjects any property or assets of the partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof.

Notwithstanding the foregoing, the partnership or a Restricted Subsidiary may Guaranty or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to indebtedness of an Unrestricted Subsidiary, but only to the extent that the partnership or a Restricted Subsidiary would be permitted to:

•	make an Investment in the Unrestricted Subsidiary pursuant to the eighth clause of the definition of Permitted Investments; and

•	incur the indebtedness represented by the guaranty or agreement pursuant to the first paragraph of the covenant captioned “Limitation on Additional Indebtedness.”

•

The board of directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to the designation there exists no Event of Default or event that after notice or lapse of time or both would become an Event of Default, and if the Unrestricted Subsidiary has, as of the date of the designation, outstanding Indebtedness other than Permitted Indebtedness, the partnership could incur at least $1.00 of Indebtedness other than Permitted Indebtedness.

Notwithstanding the foregoing, no subsidiary may be designated an Unrestricted Subsidiary if the subsidiary, directly or indirectly, holds capital stock of a Restricted Subsidiary. Neither the operating partnership nor AmeriGas Finance Corp. may be designated an Unrestricted Subsidiary.

“Weighted Average Life to Stated Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

•	The sum of the products obtained by multiplying:

•	The amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

•	The number of years, calculated to the nearest one-twelfth, that will elapse between the date and the making of the payment, by

•	The then outstanding principal amount of the Indebtedness;

provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Stated Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

“Wholly Owned Restricted Subsidiary” means the operating partnership or any Subsidiary of the partnership of which 100% of the outstanding Capital Stock is owned by the partnership or by one or more Wholly Owned Restricted Subsidiaries of the partnership. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

Form of Debt Securities

The certificates representing the debt securities will be issued in fully registered form, without coupons. Except as described in an accompanying prospectus supplement, the debt securities will be deposited with, or on behalf of, the Depositary Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the debt securities will own book-entry interests in the global note evidenced by records maintained by DTC. Book-entry interests may be exchanged for certificated debt securities of like tenor and equal aggregate principal amount, if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary;

•	we provide for the exchange pursuant to the terms of the indenture;

•	we determine that the book-entry interests will no longer be represented by global debt securities and we execute and deliver to the Trustee instructions to that effect; or

•	there shall have occurred and be continuing a Default or an Event and Default with respect to the notes

PLAN OF DISTRIBUTION

We will offer the securities only by and through underwriters in firm commitment underwritings.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriters’ discounts and commissions and other items constituting underwriters’ compensation;

•	any securities exchanges on which such offered securities may be listed; and

•	any sales by third parties of securities covered by this prospectus, including in short sale transactions.

Securities offered by this prospectus will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase the offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

In compliance with FINRA guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Underwriters may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

The debt securities offered under this prospectus will have no established trading market. Any underwriters to whom such offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered debt securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the securities being offered will be passed upon for us by Morgan, Lewis & Bockius LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference information that we file with the SEC. This means that we disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered a part of this prospectus. Any information we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC:

•	our annual report on Form 10-K for the year ended September 30, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009; and

•	our current reports on Form 8-K filed on November 20, 2008, November 25, 2008, January 29, 2009 and April 21, 2009.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus to the end of the offering of the securities. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may furnish to the SEC, unless otherwise specified in such current report or in a particular prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be made to AmeriGas Propane, Inc., 460 North Gulph Road, King of Prussia, PA 19406, telephone (610) 337-7000, Attention: Robert W. Krick, Vice President and Treasurer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy these reports and other information, including the documents incorporated by reference, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 (please call 1-800-SEC-0330 for further information about the operation of the public reference room). Such documents, reports and information are also available on the SEC’s website at http://www.sec.gov.

We also provide information to the New York Stock Exchange because our common units are traded on the New York Stock Exchange. You may obtain our reports and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

SEC Registration Fee	$0	*
Accounting Fees and Expenses		$(1)
Legal Fees and Expenses		$(1)
Printing Expenses		$(1)
Transfer Agent and Registrar Fees and Expenses		$(1)
Trustee Fees and Expenses		$(1)
Miscellaneous		$(1)

Total		$(1)

*	In accordance with Rule 457(r), the registrants are deferring payment of the registration fee pursuant to Rule 456(b).

(1)	These fees are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

AmeriGas Partners, L.P.

The partnership agreement of AmeriGas Partners, L.P. provides that we will indemnify and hold harmless our general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, any person who is or was an officer, director, employee, partner, agent or trustee of the general partner, any departing partner or any such affiliate, and any person who is or was serving at the request of the general partner, any departing partner or any such affiliate as an officer, director, employee, partner, agent, fiduciary or trustee of another person, to the fullest extent permitted by law but subject to the limitations expressly provided for in the partnership agreement, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any of the above persons may be involved, or is threatened to be involved, as a party or otherwise, by reason of his, her or its status as any of the foregoing; provided, however, that in each case such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of AmeriGas Partners, L.P., and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. Any indemnification under these provisions will be made only out of our available assets, and our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, such indemnification.

The indemnification so provided shall be in addition to any other rights to which any of the aforementioned persons may be entitled under any agreement, pursuant to a vote of the holders of outstanding units, as a matter of law or otherwise, and shall continue for such persons who have ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such persons.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by any of the aforementioned persons who is so indemnified in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by us prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by us of any undertaking by or on behalf of such person to repay such amount if it shall be determined that such person is not entitled to be indemnified.

We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against any liability that may be asserted against or expense that may be incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such persons against such liability under the provisions of the partnership agreement described above.

AmeriGas Finance Corp.

Section 145 of Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 of the Delaware General Corporation Law also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

In addition, Section 102(b)(7) of the Delaware General Corporation Law permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

The Certificate of Incorporation of AmeriGas Finance Corp. currently provides that each Director shall not be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Bylaws Provisions on Indemnity.

Article 7 of the Bylaws of AmeriGas Finance Corp. sets forth the extent to which the directors and officers of AmeriGas Finance Corp. may be indemnified by AmeriGas Finance Corp. against liabilities which they may incur while serving in such capacity. Article 7 generally provides that AmeriGas Finance Corp. shall indemnify the directors and officers of AmeriGas Finance Corp. who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of AmeriGas Finance Corp. or of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, provided that the applicable standard of conduct set forth in Section 145 of the Delaware General Corporation Law was met and, provided further, that such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred in the case of an action or suit by or in the right of AmeriGas Finance Corp. to procure a judgment in its favor. Subject to the procedures for indemnification of directors and officers set forth in the Bylaws, the indemnification of the directors and officers of AmeriGas Finance Corp. provided for therein is in all other respects substantially similar to that provided for in Section 145 of the Delaware General Corporation Law. Any such indemnification shall continue as to a person who has ceased to be a director or officer of AmeriGas Finance Corp. and shall inure to the benefit of the heirs, executors, and administrators of such person.

The above discussion of the Bylaws of AmeriGas Finance Corp. and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws and the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

Exhibit Number	Description of Exhibits

1.1*	Underwriting Agreement

4.1	Form of Indenture between AmeriGas Partners, L.P. and AmeriGas Finance Corp. and U.S. Bank National Association, as trustee

5.1	Legal Opinion of Morgan, Lewis & Bockius LLP

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee

*	To be filed by amendment or by the filing of a Form 8-K.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in King of Prussia, Pennsylvania, on May 8, 2009.

AMERIGAS PARTNERS, L.P.
a Delaware limited partnership

By	AMERIGAS PROPANE, INC.,
a Pennsylvania corporation,
its general partner

By:	/s/ Jerry E. Sheridan
	Name:	Jerry E. Sheridan
Title: Vice President – Finance and Chief Financial Officer

AMERIGAS FINANCE CORP.
a Delaware corporation

By:	/s/ Jerry E. Sheridan
	Name:	Jerry E. Sheridan
Title: Vice President – Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below makes, constitutes and appoints Robert H. Knauss, Eugene V. N. Bissell and Jerry E. Sheridan, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments to this registration statement (including post-effective amendments to the registration statement and any such related registration statements, including any registration statement for the same offering to be effective upon filing pursuant to Rule 462(b)), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, as of May 8, 2009, this registration statement has been signed by the following persons on behalf of AmeriGas Partners, L.P. in the capacities indicated.

Signature	Capacity in which Signed

/s/ EUGENE V. N. BISSELL Eugene V. N. Bissell	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ LON R. GREENBERG Lon R. Greenberg	Chairman and Director

/s/ JOHN L. WALSH John L. Walsh	Vice Chairman and Director

/s/ JERRY E. SHERIDAN Jerry E. Sheridan	Vice President – Finance and Chief Financial Officer (Principal Financial Officer)

/s/ WILLIAM J. STANCZAK William J. Stanczak	Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ STEPHEN D. BAN Stephen D. Ban	Director

/s/ RICHARD C. GOZON Richard C. Gozon	Director

/s/ WILLIAM J. MARRAZZO William J. Marrazzo	Director

/s/ GREGORY A. PRATT Gregory A. Pratt	Director

/s/ MARVIN O. SCHLANGER Marvin O. Schlanger	Director

/s/ HOWARD B. STOECKEL Howard B. Stoeckel	Director

POWER OF ATTORNEY

Each person whose signature appears below makes, constitutes and appoints Robert H. Knauss, Eugene V. N. Bissell and Jerry E. Sheridan, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments to this registration statement (including post-effective amendments to the registration statement and any such related registration statements, including any registration statement for the same offering to be effective upon filing pursuant to Rule 462(b)), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, as of May 8, 2009, this registration statement has been signed by the following persons on behalf of AmeriGas Finance Corp. in the capacities indicated.

Signature	Capacity in which Signed

/S/ EUGENE V. N. BISSELL	President (Principal Executive Officer) and
Eugene V. N. Bissell	Director

/S/ JERRY E. SHERIDAN	Vice President – Finance and Chief Financial Officer (Principal Financial
Jerry E. Sheridan	Officer) and Director

/S/ WILLIAM J. STANCZAK	Controller and Chief Accounting Officer
William J. Stanczak	(Principal Accounting Officer)

/S/ ROBERT H. KNAUSS	Director
Robert H. Knauss

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

1.1*	Underwriting Agreement

4.1	Form of Indenture between AmeriGas Partners, L.P. and AmeriGas Finance Corp. and U.S. Bank National Association, as trustee

5.1	Legal Opinion of Morgan, Lewis & Bockius LLP

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee

*	To be filed by amendment or by the filing of a Form 8-K.